SCHEDULE 13G

CUSIP No. 98955H200	Page 1 of 30 Pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. __ ) *

Zhangmen Education Inc.
(Name of Issuer)
American depositary shares, each representing seventy-two (72) Class A Ordinary Shares
Class A Ordinary Shares, par value US$0.00001 per share
(Title of Class of Securities)
98955H200 **
(CUSIP Number)
December 31, 2021
(Date of the Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed :
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**
There is no CUSIP number assigned to the ordinary shares. CUSIP number 98955H200 has been assigned to the American depositary shares (“ADSs”) of the Issuer, which are quoted on the New York Stock Exchange under the symbol “ZME”. Each ADS represents seventy-two (72) Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes.)

SCHEDULE 13G

CUSIP No. 98955H200	Page 2 of 30 Pages

1.	NAME OF REPORTING PERSONS. Demantoid Gem Holdings Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 145,328,198 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 145,328,198 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 145,328,198
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	145,328,198 Class A ordinary shares are held of record by Demantoid Gem Holdings Limited, a British Virgin Islands limited liability company.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 3 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 13,167,461 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 13,167,461 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,167,461
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 4 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus (Europa) Private Equity XII (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 14,390,398 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 14,390,398 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,390,398
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus (Europa) Private Equity XII (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 5 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 19,245,813 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 19,245,813 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,245,813
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 6 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus Private Equity XII-B (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 9,390,382 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 9,390,382 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,390,382
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus Private Equity XII-B (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 7 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus Private Equity XII-D (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,350,826 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,350,826 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,350,826
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus Private Equity XII-D (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 8 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus Private Equity XII-E (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,709,661 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 7,709,661 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,709,661
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus Private Equity XII-E (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 9 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus XII Partners (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,884,481 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,884,481 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,884,481
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus XII Partners (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 10 of 30 Pages

1.	NAME OF REPORTING PERSONS. WP XII Partners (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,525,077 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,525,077 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,525,077
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents WP XII Partners (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 11 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus (Cayman) XII, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 72,664,099 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 72,664,099 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,664,099
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus (Cayman) XII, L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 12 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus (Cayman) XII GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 72,664,099 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 72,664,099 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,664,099
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Represents Warburg Pincus (Cayman) XII GP LLC’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 13 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus China Partners (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,268,005 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,268,005 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,268,005
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus China Partners (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

 SCHEDULE 13G

CUSIP No. 98955H200	Page 14 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus China (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 66,396,094 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 66,396,094 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,396,094
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus China (Cayman), L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 15 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus (Cayman) China GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 72,664,099 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 72,664,099 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,664,099
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus (Cayman) China GP, L.P.’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 16 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus (Cayman) China GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 72,664,099 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 72,664,099 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,664,099
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Represents Warburg Pincus (Cayman) China GP LLC’s proportionate interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 17 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus Partners II (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 145,328,198 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 145,328,198 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 145,328,198
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus Partners II (Cayman), L.P.’s interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 18 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus Partners II Holdings (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 145,328,198 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 145,328,198 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 145,328,198
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Represents Warburg Pincus Partners II Holdings (Cayman), L.P.’s interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 19 of 30 Pages

1.	NAME OF REPORTING PERSONS. WPP II Administrative (Cayman), LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 145,328,198 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 145,328,198 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 145,328,198
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Represents WPP II Administrative (Cayman), LLC’s interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 20 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus (Bermuda) Private Equity GP Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 145,328,198 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 145,328,198 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 145,328,198
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	Represents Warburg Pincus (Bermuda) Private Equity GP Ltd.’s interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 21 of 30 Pages

1.	NAME OF REPORTING PERSONS. Warburg Pincus LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 145,328,198 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 145,328,198 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 145,328,198
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Represents Warburg Pincus LLC’s interest in the 145,328,198 Class A ordinary shares held of record by Demantoid Gem Holdings Limited.
(2)	Calculated based on 1,229,046,399 Class A ordinary shares of the Issuer issued and outstanding as of December 31, 2021.

SCHEDULE 13G

CUSIP No. 98955H200	Page 22 of 30 Pages

Item 1(a)	Name of Issuer
ZHANGMEN EDUCATION INC. (the “Issuer”)

Item 1(b)	Address of Issuer’s Principal Executive Offices
No. 82 Tongjia Road, Hongkou District, Shanghai, People’s Republic of China
Item 2(a)	Name of Persons Filing
Demantoid Gem Holdings Limited (“Demantoid”)
Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P. (“WP Callisto”)
Warburg Pincus (Europa) Private Equity XII (Cayman), L.P. (“WP Europa”)
Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P. (“WP Ganymede”)
Warburg Pincus Private Equity XII-B (Cayman), L.P. (“WP XII-B”)
Warburg Pincus Private Equity XII-D (Cayman), L.P. (“WP XII-D”)
Warburg Pincus Private Equity XII-E (Cayman), L.P. (“WP XII-E”)
Warburg Pincus XII Partners (Cayman), L.P. (“Warburg Pincus XII Partners”)
WP XII Partners (Cayman), L.P. (“WP XII Partners”, together with WP Callisto, WP Europa, WP Ganymede, WP XII-B, WP XII-D, WP XII-E and Warburg Pincus XII Partners, the “WP XII Cayman Funds”)
Warburg Pincus (Cayman) XII, L.P. (“WP XII GP”)
Warburg Pincus (Cayman) XII GP LLC (“WP XII LLC”)
Warburg Pincus China Partners (Cayman), L.P. (“WP China Partners”)
Warburg Pincus China (Cayman), L.P. (“WP China”, and together with WP China Partners, the “WP China Cayman Funds”)
Warburg Pincus (Cayman) China GP, L.P. (“WP China GP”)
Warburg Pincus (Cayman) China GP LLC (“WP China LLC”)
Warburg Pincus Partners II (Cayman), L.P. (“WPP II”)
Warburg Pincus Partners II Holdings (Cayman), L.P. (“WPP II Holding”)
WPP II Administrative (Cayman), LLC (“WPP II Administrative”)
Warburg Pincus (Bermuda) Private Equity GP Ltd. (“WP Bermuda”)
Warburg Pincus LLC (“WP LLC”)
Each party listed above is collectively being referred to herein as the “Warburg Pincus Reporting Persons”.
Item 2(b)	Address of Principal Business Office or, if none, Residence
For all reporting persons:
c/o 450 Lexington Avenue, New York, New York 10017.
Item 2(c)	Citizenship
Demantoid: British Virgin Islands
WP Callisto: Cayman Islands
WP Europa: Cayman Islands
WP Ganymede: Cayman Islands
WP XII-B: Cayman Islands
WP XII-D: Cayman Islands
WP XII-E: Cayman Islands
Warburg Pincus XII Partners: Cayman Islands
WP XII Partners: Cayman Islands
WP XII GP: Cayman Islands
WP XII LLC: Cayman Islands
WP China Partners: Cayman Islands
WP China: Cayman Islands
WP China GP: Cayman Islands
SCHEDULE 13G

CUSIP No. 98955H200	Page 23 of 30 Pages

WP China LLC: Delaware, United States
WPP II: Cayman Islands
WPP II Holding: Cayman Islands
WPP II Administrative: Cayman Islands
WP Bermuda: Bermuda
WP LLC: New York, United States

Item 2(d)	Title of Class of Securities
Class A ordinary shares, par value US$0.00001 per share
Item 2(e)	CUSIP Number
There is no CUSIP number assigned to the ordinary shares. CUSIP number 98955H200 has been assigned to the American depositary shares (“ADSs”) of the Issuer. Each ADS represents seventy-two (72) Class A ordinary shares.
Item 3	If this statement in filed pursuant to §§240.13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.
Item 4	Ownership
Ownership information with respect to each Warburg Pincus Reporting Person is incorporated by reference through items (5) through (9) and (11) of the cover page, and the associated footnotes, for each such Warburg Pincus Reporting Person.
Demantoid directly holds 145,328,198 Class A ordinary shares of the Issuer. WP Callisto holds 9.0605% of the equity interests of Demantoid. WP Europa holds 9.902% of the equity interests of Demantoid. WP Ganymede holds 13.243% of the equity interests of Demantoid. WP XII-B holds 6.4615% of the equity interests of Demantoid. WP XII-D holds 0.9295% of the equity interests of Demantoid. WP XII-E holds 5.305% of the equity interests of Demantoid. Warburg Pincus XII Partners holds 3.361% of the equity interests of Demantoid. WP XII Partners holds 1.7375% of the equity interests of Demantoid. WP China Partners holds 4.313% of the equity interests of Demantoid. WP China holds 45.687% of the equity interests of Demantoid.
Demantoid is 50% owned by WP XII Cayman Funds and 50% owned by WP China Cayman Funds. WP XII GP is the general partner of the WP XII Cayman Funds. WP XII LLC is the general partner of WP XII GP. WP China GP is the general partner of the WP China Cayman Funds. WP China LLC is the general partner of WP China GP. WPP II is the managing member of each of WP XII LLC and WP China LLC. WP II Holding is a limited partner of WP II. WP II Administrative is the general partner of WP II Holding. WP Bermuda is the general partner of WPP II and the managing member of WP II Administrative.  WP LLC is the manager of the WP XII Cayman Funds and the WP China Cayman Funds. Investment and voting decisions with respect to the Issuer's shares held by Demantoid Gem Holdings Ltd. are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Issuer's shares.
The WP China Cayman Funds share voting and dispositive power with WP China GP, WP China LLC, WPP II, WP Bermuda and WP LLC. The WP XII Cayman Funds share voting and dispositive power with WP XII GP, WP XII LLC, WPP II, WP Bermuda and WP LLC.

SCHEDULE 13G

CUSIP No. 98955H200	Page 24 of 30 Pages

Item 5	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐
Item 6	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
Not applicable.

Item 8	Identification and Classification of Members of the Group
(1) The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of the Act. The joint filing agreement among the Warburg Pincus Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(k) of the Act is attached hereto as Exhibit 99.1.
(2) Each Warburg Pincus Reporting Person expressly disclaims beneficial ownership (within the meaning of Rule 13d-3 of the Act) with respect to any Class A ordinary shares of the Issuer other than the Class A ordinary shares of the issuer owned of record by such Warburg Pincus Reporting Person.

Item 9	Notice of Dissolution of Group
Not applicable.

Item 10	Certifications
Not applicable.
Exhibits
99.1	Joint Filing Agreement dated February 14, 2022.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Demantoid Gem Holdings Limited

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Director

Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus (Europa) Private Equity XII (Cayman), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

SCHEDULE 13G

CUSIP No. 98955H200	Page 26 of 30 Pages

Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Private Equity XII-B (Cayman), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Private Equity XII-D (Cayman), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

SCHEDULE 13G

CUSIP No. 98955H200	Page 27 of 30 Pages

Warburg Pincus Private Equity XII-E (Cayman), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus XII Partners (Cayman), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

WP XII Partners (Cayman), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

SCHEDULE 13G

CUSIP No. 98955H200	Page 28 of 30 Pages

Warburg Pincus (Cayman) XII, L.P.

By:	Warburg Pincus (Cayman) XII GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus (Cayman) XII GP LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus China Partners (Cayman), L.P.

By:	Warburg Pincus (Cayman) China GP, L.P., its general partner
By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

SCHEDULE 13G

CUSIP No. 98955H200	Page 29 of 30 Pages

Warburg Pincus China (Cayman), L.P.

By:	Warburg Pincus (Cayman) China GP, L.P., its general partner
By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus (Cayman) China GP, L.P.

By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus (Cayman) China GP LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

SCHEDULE 13G

CUSIP No. 98955H200	Page 30 of 30 Pages

Warburg Pincus Partners II (Cayman), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus Partners II Holdings (Cayman), L.P.

By:	WPP II Administrative (Cayman), LLC, its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

WPP II Administrative (Cayman), LLC

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus (Bermuda) Private Equity GP Ltd

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

Warburg Pincus LLC

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	General Counsel & Managing Director